UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 1, 2009

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

104 Summit Avenue
Summit, NJ 07902-0080
(Address of principal executive offices)

(908) 273-4442
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Anastasios Angeloglou as Chief Executive Officer

Effective as of February 1, 2009, Mr. Anastasios Angeloglou has been appointed as the Chief Executive Officer of 4C Controls Inc. (the “Company”).

Mr. Angeloglou will serve as Group CEO of 4C Controls and all of its operating units, subsidiaries and joint ventures.  Mr. Angeloglou has served for the past 12 months as the Chief Executive Officer of 4C Security Solutions Limited, an Australian company which has a strategic alliance with 4C Controls.  Mr. Angeloglou has more than 20 years of international business experience.  Prior to his appointment as CEO of 4C Security Solutions, Mr. Angeloglou served as the CEO of OTE International Solutions Ltd., a wholly-owned subsidiary of Hellenic Telecommunications Organization S.A. (OTE) doing business as OTEGlobe, from 2000 to 2006 and as Chief Officer of Wholesale Services for Hellenic Telecommunications Organization S.A., a New York Stock Exchange listed company (OTE) from 2002 to 2005.  From 1996 to 2000, Mr. Angeloglou was the CEO of Global One Communications Hellas S.A., a joint venture of France Telecom, Deutsche Telekom & US Sprint. From 1991 to 1996, he held senior positions with Infonet Services Corporation Ltd, responsible for that company’s sales in European, Middle East & Africa, and global business development.  From 1985 to 1991, he held telecommunications engineering positions with Exxon Chemical International Ltd, S.I.T.A., and Phillips International B.V.  Mr. Angeloglou was born in 1959 in Greece and he is a graduate of London University, with postgraduate studies in Wales and Belgium, in the fields of Computer Science & Mathematics, and Network Systems Engineering.

Resignation of Olivier de Vergnies

Effective as of February 1, 2009, Mr. Olivier de Vergnies has resigned as the Company’s Chief Executive Officer.  Mr. de Vergnies will continue to serve as a Director and on the Executive Committee of the Company’s Board.

Item 8.01.     Other Events.

On February 5, 2009, the Company issued a press release announcing the appointment of Mr. Angeloglou.

Item 9.01.      Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.                Description of Exhibit.

Exhibit 99.1               Press Release dated February 5, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date: February 5, 2009